SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 11, 2005

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2231 Lawson Lane

Santa Clara, California

95054

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Disposition of Assets.

On January 25, 2005, Integrated Silicon Solution Inc., a Delaware corporation (“ISSI”), announced the execution of a Merger Agreement (the “Merger Agreement”) between Integrated Silicon Solution (Taiwan), Inc. (“ISSI-Taiwan”) and Integrated Circuit Solution, Inc. (“ICSI”). ISSI-Taiwan is incorporated under the laws of the Republic of China and is a wholly-owned subsidiary of ISSI. ICSI is incorporated under the laws of the Republic of China and its common stock is publicly traded in Taiwan. Prior to the transaction, ISSI owned approximately 29% of the outstanding shares of ICSI and approximately $3.6 million of convertible debentures of ICSI. Pursuant to the Merger Agreement, ICSI agreed to merge with ISSI-Taiwan with ISSI-Taiwan being the surviving company in consideration of a cash payment by ISSI to the shareholders of ICSI of NT$13.75 (approximately $0.43 per share or an aggregate amount of approximately $69 million).

Subsequent to the execution of the Merger Agreement, ISSI began to purchase additional shares of ICSI stock in the open market in Taiwan. On May 1, 2005, ISSI assumed effective control of ICSI. Mr. Lee was elected Chairman of ICSI board on May 6, 2005. On April 28, 2005, ISSI and ICSI executed loan documents whereby ISSI would loan $15 million to ICSI, of which $13 million had been funded and was outstanding as of June 30, 2005. ICSI agreed to collateralize the loan with a mortgage on its building in Taiwan and the lien documents were effective April 28, 2005. Effective May 1, 2005, ICSI management began formally reporting to ISSI. As a result of these events, and in accordance with generally accepted accounting principles, ISSI began consolidating the financial results of ICSI with its own results as of May 1, 2005. As a result of its open market purchases from January 25, 2005 through June 30, 2005, the Company had purchased additional shares of ICSI for approximately $31.6 million increasing its ownership percentage to approximately 61% at June 30, 2005. The total purchase price, including ISSI’s previous investment of $8.5 million, was $40.1 million.

On July 22, 2005, ISSI commenced an offer to purchase up to all of the outstanding shares of ICSI which it did not already own for cash of approximately $38 million (NT$13.75 per share) (the “Offer”). The Offer was conducted solely outside of the United States to non-U.S. stockholders. The Offer closed on August 11, 2005. Pursuant to the Offer, ISSI acquired an aggregate of 38.5 million shares of ICSI stock at an aggregate price of $16.6 million. Including the shares purchased in the Offer, as of August 11, 2005, ISSI held approximately 78% of the shares of ICSI. Jimmy Lee and Hide Tanagami, directors of ISSI, are members of the Board of Directors of ICSI. Gary Fischer and Hide Tanagami, directors of ISSI, hold shares of common stock of ICSI in an aggregate amount equal to less than 0.05% of the outstanding shares of ICSI.

Following the closing of the Offer, ICSI plans to file an application with the Taiwan Stock Exchange for the delisting of its shares from trading on the exchange. After the delisting, which is expected to occur during the third quarter of 2005, there will be no active trading market for the ICSI shares. ISSI plans to acquire the remaining shares of ICSI that it does not already own (including the shares held by Mr. Fischer and Mr. Tanagami) from time to time in open market or privately negotiated transactions.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired:

In accordance with Item 9.01(a)(4) of Form 8-K, the financial statements required by Item 9.01(a) will be filed by amendment to this Form 8-K within 71 calendar days after the date this initial report on Form 8-K is filed.

(b) Pro Forma Financial Information:

In accordance with Item 9.01(b)(2) of Form 8-K, the pro forma financial information required by Item 9.01(b) will be filed by amendment to this Form 8-K within 71 calendar days after the date this initial report on Form 8-K is filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: August 17, 2005	/s/ GARY L. FISCHER
Gary L. Fischer
President, Chief Operating Officer
and Chief Financial Officer